UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Prudential World Fund, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1) Title of each class of securities to which transaction applies:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Your Vote Can Make a Difference!

What to do now:

1. Read the enclosed proxy statement.

2. Review the voting instructions provided.

3. VOTE!

Three easy ways to vote:

1. Call the toll-free number on your proxy ballot card from a touch-tone telephone.

2. By Internet. Have your proxy card available. Go to the website listed on the proxy card. Enter your control number from your proxy card. Follow the instructions on the website.

3. Mail your completed proxy ballot card in the enclosed postage-paid envelope.

Voting by phone or Internet is available 24 hours a day, 7 days a week, and must be received by 11:59 p.m. Eastern time on the day prior to the meeting.

If you have any questions before you vote, please call D. F. King & Co., Inc., at (866) 828-6929 toll-free. They will be happy to help you understand the proposal and assist you in voting.

The Board of Directors of the Prudential International Value Fund (the Fund), recommends that shareholders approve a proposal for the acquisition of its assets and the assumption of its liabilities by the Prudential International Equity Fund. In addition to the accompanying proxy materials, this packet provides information about the proposed reorganization.

The Board recommends you vote to approve the proposal.

Please read the enclosed materials and vote your shares as soon as possible. The three methods for voting your shares are noted above to make it as easy as possible for you. We appreciate your quick response as it will help minimize communications costs.

Continued

What’s Inside

Answers to your questions about the proposed reorganization

Supplement to the prospectus

Answers to questions about the proposed reorganization of the Prudential International Value Fund should be reviewed along with the enclosed prospectus and proxy materials.

On what proposal am I being asked to vote?

Shareholders of the Prudential International Value Fund are being asked to approve a proposal for the acquisition of its assets and the assumption of its liabilities by the Prudential International Equity Fund.

Why is this reorganization being proposed?

After careful review of a broad range of factors, including performance, expenses, and asset levels of both funds, the Board of Directors determined it is in the best interest of shareholders to reorganize the Prudential International Value Fund into the Prudential International Equity Fund.

How do you expect shareholders to potentially benefit from this change?

Long-term performance: The Prudential International Equity Fund has provided stronger returns than the Prudential International Value Fund over the past 1-year, 3-year, and 5-year periods.

Performance (Average Annual Total Returns without sales charges) as of 6/30/2014

	1-year	3-year	5-year	10-year
Prudential International Equity Fund A Shares	23.38%	8.09%	11.45%	5.84%
Prudential International Value Fund A Shares	18.84%	4.62%	9.86%	6.43%

Performance (SEC Standardized Returns with sales charges) as of 6/30/2014

	1-year	3-year	5-year	10-year
Prudential International Equity Fund A Shares	16.60%	6.07%	10.20%	5.25%
Prudential International Value Fund A Shares	12.30%	2.67%	8.63%	5.83%

Past performance is no guarantee of future results, and current performance may be lower or higher than the past performance data quoted. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. For the most recent month-end performance update, visit our website at www.prudentialfunds.com. Maximum sales charge: Class A, 5.50%. Gross operating expenses: Prudential International Equity Fund: Class A, 1.59%. Prudential International Value Fund: Class A, 1.84%.

Average annual total return describes the return to the investor after net operating expense but before any sales charges are imposed. SEC standardized return describes the return to the investor after net operating expense and maximum sales charges are imposed. All returns assume share price changes as well as the compounding effect of reinvested dividends and capital gains. Returns may reflect fee waivers and/or expense reimbursements. Without such, returns would be lower. For additional comparative information regarding the Funds’ performance, please see enclosed proxy statement and prospectus. Performance by share class may vary.

Lower expenses: The Prudential International Equity Fund has lower expenses than the Prudential International Value Fund. The reorganization will result in an even larger fund that, as a result, may have even lower expenses over the long term.

Net Operating Expenses*	Class A	Class B	Class C	Class Z
Prudential International Equity Fund	1.59%	2.29%	2.29%	1.29%
Prudential International Value Fund	1.79%	2.54%	2.54%	1.54%

*For the fiscal year ended October 31, 2013. For additional comparative information regarding the Funds’ expenses, please see enclosed proxy statement and prospectus.

Who is the manager of the Prudential International Equity Fund?

The Prudential International Equity Fund is managed by Quantitative Management Associates LLC (QMA), a wholly owned subsidiary of Prudential Investment Management, Inc. QMA has managed the Prudential International Equity Fund since December 2003. QMA managed approximately $114 billion in assets as of 6/30/14, and has managed core equity strategies for nearly two decades. The four-member portfolio management team that oversees this fund average 23 years of investment experience. If the proposed reorganization takes place, QMA will remain the manager of the Prudential International Equity Fund.

Is the reorganization considered a taxable event for federal income tax purposes?

We do not expect the reorganization to result in a taxable gain or loss for U.S. federal income tax purposes. Sales by the Prudential International Value Fund of portfolio securities prior to the merger may result in realized gains or losses on such securities. Net realized gains in excess of prior year capital loss carryforward (if any) would be distributed to shareholders of the Prudential International Value Fund prior to the merger. See the enclosed proxy statement and prospectus for more information.

How would you compare the investment objectives, policies, and strategies of the Funds?

The two Funds have similar investment objectives, policies, and strategies:

Fund Name	Prudential International Equity Fund	Prudential International Value Fund
Objective:	Seeks long-term growth of capital.	Seeks long-term growth of capital through investment in equity securities of foreign issuers.

Investment Strategy:

• Invests in equity and equity-related securities of foreign (non-U.S. based) companies.

• The portfolio includes both growth and value stocks and seeks to outperform the general international equity market.

• Invests in common stock and preferred stock of foreign (non-U.S. based) companies of all sizes. • Invests in companies undervalued by the market.

Benchmark:	• MSCI ACWI Ex-U.S. Index	• MSCI EAFE® ND Index

What are the CUSIP and ticker symbols for the two Funds?

Prudential International Equity Fund

Class	Ticker	CUSIP
Class A	PJRAX	743969859
Class B	PJRBX	743969867
Class C	PJRCX	743969875
Class Z	PJIZX	743969883

Prudential International Value Fund

Class	Ticker	CUSIP
Class A	PISAX	743969503
Class B	PISBX	743969602
Class C	PCISX	743969701
Class Z	PISZX	743969800

Note: Class B shares are generally closed to new investors and will not accept subsequent purchases from existing shareholders. Please see the enclosed proxy statement and prospectus and the Prudential International Equity Fund’s current prospectus, which is enclosed with this proxy statement and prospectus, as amended from time to time, for additional information.

If the proposal is approved, when will the proposed reorganization go into effect?

If the required shareholder approval is obtained, it is expected that the reorganization will be completed during the fourth quarter of 2014 or the first quarter of 2015.

How will you determine the number of shares of the Prudential International Equity Fund that each shareholder receives?

As of the New York Stock Exchange (NYSE) close of business on the transaction date, each shareholder will receive a dollar value of whole and fractional shares of the equivalent class of the Prudential International Equity Fund equal to the value of shares held in the Prudential International Value Fund. The transaction is expected to occur as soon as practicable following shareholder approval.

What if there are not enough votes to approve the proposed reorganization by the scheduled shareholder meeting date?

If we do not receive enough votes to approve the proposed reorganization by the time of the meeting, the meeting may be adjourned to permit further solicitation of proxy votes.

Can my broker vote on my behalf?

Under existing NYSE rules, brokers, banks, and other nominees are not expected to be entitled to vote Prudential International Value Fund shares with respect to the proposed reorganization unless the beneficial owner gives specific instructions for the vote. However, the Prudential International Value Fund will forward proxy materials to brokers who are the record owners for beneficial owners. When a broker is unable to cast a vote because no specific instructions have been given but executes and returns an unvoted proxy ballot card, the resulting “broker non-vote” counts toward establishing a quorum for the meeting but has the effect of a vote against the proposed reorganization.

How many votes am I entitled to cast?

You may cast one vote for each share of the Prudential International Value Fund you own on the record date, which is September 15, 2014.

How do I vote my shares?

You can vote your shares 24 hours a day, 7 days a week by telephone, by mail via the enclosed proxy ballot card, and by Internet. If you hold the Prudential International Value Fund within a brokerage account and receive statements directly from your bank or broker, please follow the instructions provided on your proxy card. You can also vote your shares by attending the meeting. Please see the enclosed proxy materials for complete details.

How do I sign the proxy ballot card?

Individual accounts: Shareholders should sign exactly as their names appear on the account registration shown on the proxy ballot cards. Joint accounts: Both owners must sign, and the signatures must conform exactly to the names shown on the account registration. All other accounts: The person signing must indicate his or her role in the account. For example, a trustee for a trust should include his or her title when signing, such as “Jane Doe, Trustee,” or an authorized officer of a company should indicate his or her position with the company, such as “John Smith, President.”

Whom do I call for more information?

Contact D.F. King & Co., Inc., the Prudential International Value Fund’s proxy solicitor, at (866) 828-6929 for additional information regarding the proxy or for a replacement proxy card.

Definitions

MSCI ACWI Ex-U.S. Index. The Morgan Stanley Capital International All Country World ex-U.S. (MSCI ACWI Ex-U.S.) Index is an unmanaged, market-capitalization weighted index designed to provide a broad measure of stock performance throughout the world, with the exception of U.S.-based companies. The MSCI ACWI Ex-U.S. Index includes both developed and emerging markets.

MSCI EAFE® ND Index. The Morgan Stanley Capital International Europe, Australasia and Far East (EAFE) Index is an unmanaged, weighted index of performance that reflects stock price movements of developed-country markets in Europe, Australasia, and the Far East. The Net Dividend (ND) version of the MSCI EAFE Index reflects the impact of the maximum withholding taxes on reinvested dividends.

An investment cannot be made directly in an index. All indexes are unmanaged and do not reflect deductions for any sales charges, operating expenses of a mutual fund, or taxes. Returns would be lower if they included the effect of these expenses.

Fund Risks

Mutual fund investing involves risks. The investment return and principal value will fluctuate, and the investment, when sold, may be worth more or less than the original cost. Foreign securities are subject to currency fluctuation and political uncertainty. Emerging markets are countries that are beginning to emerge with increased consumer potential driven by rapid industrial expansion and economic growth. Investing in emerging markets is very risky due to the additional political, economic, and currency risks associated with these underdeveloped geographic areas. There is no guarantee a fund’s objectives will be achieved. The risks associated with each fund are explained more fully in each fund’s respective prospectus. For tax advice, clients should consult their tax professional regarding their particular situation.

Consider a fund’s investment objectives, risks, charges, and expenses carefully before investing. The prospectus and summary prospectus contain this and other information about the fund. Contact your financial professional to obtain a copy of the prospectus and summary prospectus. Read them carefully before investing.

Mutual funds are distributed by Prudential Investment Management Services LLC, a Prudential Financial company, member SIPC. Quantitative Management Associates LLC (QMA) is a wholly owned subsidiary of Prudential Investment Management, Inc. (PIM). QMA and PIM are registered investment advisors and Prudential Financial companies. © 2014 Prudential Financial, Inc. and its related entities. Prudential Investments LLC, Prudential, the Prudential logo, Bring Your Challenges, and the Rock symbol are service marks of Prudential Financial, Inc. and its related entities, registered in many jurisdictions worldwide.

Mutual Funds: Are not insured by the FDIC or any federal government agency • May lose value • Are not a deposit of or guaranteed by any bank or any bank affiliate

0266597-00001-00 NS9431 09/2014

Every vote is important, whether your Fund holdings are large or small. Please review the materials and return your proxy ballot card by mail, vote online, or call in your vote today.

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PRUDENTIAL WORLD FUND, INC.

Prudential International Value Fund

Supplement dated August 18, 2014 to the

Prospectus, Summary Prospectus and Statement of Additional Information dated December 27, 2013

Proposed Reorganization

The Board of Directors of Prudential World Fund, Inc., on behalf of Prudential International Value Fund (“Value Fund”) and the Prudential International Equity Fund (“Equity Fund” and, together with Value Fund, the “Funds”) recently approved the reorganization of Value Fund into Equity Fund. Pursuant to this proposal, the assets and liabilities of Value Fund would be exchanged for shares of Equity Fund. The Equity Fund shares to be received by Value Fund shareholders in the reorganization will be equal in value, will be of the same class, and will be subject to the same distribution fees, account maintenance fees, and sales charges, including contingent deferred sales charges, if any, as the Value Fund shares held by such shareholders immediately prior to the reorganization.

Under the terms of this proposal, Value Fund shareholders would become shareholders of the Equity Fund. No sales charges would be imposed in connection with the proposed transaction. Prudential World Fund, Inc., for the benefit of Value Fund and Equity Fund, anticipates obtaining an opinion of special tax counsel to the effect that the reorganization transaction will not result in the recognition of gain or loss for federal income tax purposes by either Fund or by the shareholders of Value Fund.

This reorganization transaction is subject to approval by the shareholders of Value Fund. It is anticipated that a proxy statement/prospectus relating to the reorganization transaction will be mailed to Value Fund shareholders in early October 2014 and that the special meeting of Value Fund shareholders will be held in early December 2014. If the required shareholder approval is obtained and all required closing conditions are satisfied, including receipt of the above-described tax opinion, it is expected that the reorganization transaction will be completed in late 2014 or early 2015.

If Value Fund shareholders approve the reorganization, the Value Fund will distribute its realized capital gains, if any, to shareholders prior to the closing. Value Fund shareholders who do not hold their shares in a tax-advantaged account may receive a taxable capital gain distribution as a result.

This document is not an offer to sell shares of the Equity Fund, nor is it a solicitation of an offer to buy any such shares or of any proxy. Please read the proxy statement/prospectus carefully, when it is available, because it contains important information about the reorganization and the Equity Fund.

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